EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GuruNet Corporation

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” and “Selected Summary Financial Data” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

April 6, 2005